Exhibit 99.1

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES AMENDMENT OF

FIRST LIEN NOTE INDENTURE

Philadelphia, PA – December 7, 2006.  Crown Holdings, Inc. (NYSE:CCK) today announced the successful completion of its consent solicitation and the execution of a supplemental indenture with respect to certain amendments to the indenture dated September 1, 2004 relating to the 6¼% First Priority Senior Secured Notes due 2011 of Crown European Holdings SA, a subsidiary of the Company.

The amendments generally conform certain provisions of the indenture to comparable provisions of the Company’s senior secured credit facility. Among other things, the amendments allow the Company to incur an additional $200,000,000 of indebtedness secured by the collateral securing the notes and to make $100,000,000 of additional restricted payments of any type, including restricted payments for the repurchase or other acquisition of shares of Company common stock.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.